                                                                    Exhibit 10.1

                           REMOTE PROCESSING AGREEMENT


                                     BETWEEN



                         SUNGARD FINANCIAL SYSTEMS INC.

                             a Delaware corporation

                                   ("SunGard")


                                       AND

                          TRADESTATION SECURITIES, INC.

                              a Florida corporation

                                  ("Customer")

                                      DATED

                                  June 10, 2003

By the signatures of their duly authorized representatives below, SunGard and Customer, intending to be legally bound, agree to all of the provisions of this Agreement and all Schedules and Addenda to this Agreement.

SUNGARD FINANCIAL SYSTEMS INC.       TRADESTATION SECURITIES, INC.

BY: /s/ Gerard Murphy                BY: /s/ Marc J. Stone
   --------------------------------      ---------------------------------------

PRINT NAME:  Gerard Murphy           PRINT NAME: Marc J. Stone
           ------------------------             --------------------------------

PRINT TITLE: President               PRINT TITLE: Vice President
            -----------------------              -------------------------------

DATE SIGNED: 6/11/03                 DATE SIGNED: 6/10/03
            -----------------------              -------------------------------

1.       SERVICES

         1.1 Provision of Services. SunGard shall provide to Customer, and Customer shall accept, the on-line processing, report services and related services described on Schedule A to this Agreement including the provision of data and services from Third Party Providers ("System Services") available through use of SunGard's proprietary applications software system identified on Schedule A to this Agreement ("System") and the related documentation listed on Schedule A ("Documentation"), as the System Services, System and Documentation may be modified, revised and updated in accordance with this Agreement.

         1.2 On-Line Processing Services. SunGard shall provide to Customer the on-line processing services described on Schedule A. The System will be available to Customer twenty-four hours a day except during System maintenance. Customer will have on-line access to the System during every day that any of the United States securities markets are open ("Business Day"). On each Business Day, SunGard will perform a daily batch cycle which will begin at 8:30 p.m. Eastern Time and takes approximately eight (8) hours for normal data processing, unless additional processing is required by Customer ("Batch Cycle"). During the Batch Cycle, access by Customer to the System is limited to the inquiry functions. If Customer requests a delay in the commencement of the Batch Cycle or if any clearing entities are not available to be accessed by the System, Batch Processing may be delayed and the System may not be available for next Business Day processing for approximately eight (8) hours after the commencement of the Batch Cycle. The SunGard Facility will be staffed at SunGard's usual levels twenty-four
                  (24) hours a day commencing at 7:00 a.m. Eastern Time on Monday through 7:00 p.m. Eastern Time Saturday, and on Sunday from 7:00 a.m. Eastern Time to 7:00 p.m. Eastern Time. Customer may request additional staffing by providing five (5) days' prior written notice to SunGard. Such additional staffing will be charged to Customer at SunGard's current rates.

         1.3 Customer Data. Customer shall supply to SunGard all of the data to be processed under this Agreement as described on Schedule A and in the Documentation. Customer shall transmit the data to SunGard by communications link or in another manner described on Schedule A. Customer shall use commercially reasonable efforts to ensure that any information or data which it introduces into the System is accurate and complete. Customer shall maintain copies of all source data and current backup copies of all data supplied to SunGard, and, subject to SunGard's obligations under Section 3.5, SunGard shall have no liability for any loss or damage caused by Customer's failure to maintain copies.

         1.4 Limited Use. Customer may use the System Services and Documentation only in the ordinary course of its business operations and for its own business purposes, including processing of trades for Customer's day trading, equities and options correspondent brokers ("Scope of Use"). Customer shall use the System Services only in accordance with the Documentation. Customer may use only the copies of the Documentation that are provided by SunGard, except that Customer may copy the Documentation to the extent reasonably necessary for routine backup and disaster recovery purposes.

2.       INITIAL IMPLEMENTATION SUPPORT AND TRAINING

         2.1 Initial Implementation. SunGard shall provide and Customer shall accept the Initial Implementation Support described on Schedule C. This shall include delivery to Customer of the Initial Copies of the Documentation defined on Schedule A and assistance with any other implementation or related activities described on Schedule C. Subject to the availability of SunGard's personnel, SunGard shall provide to Customer additional implementation support services reasonably requested by Customer.

         2.2 Training. SunGard shall provide and Customer shall accept the Minimum Training described on Schedule C. This shall include basic training in the use of the System Services for a reasonable number of Customer's employees. Subject to the availability of SunGard's personnel, SunGard shall provide to Customer additional training services reasonably requested by Customer. SunGard shall provide training at Customer's location(s) whenever SunGard and Customer agree on-site training is appropriate.

3.       SUNGARD'S OTHER OBLIGATIONS

         3.1 Ongoing Support Services. SunGard shall provide the following ongoing support services to Customer:

                  (a) Telephone Support. SunGard shall provide to Customer, during SunGard's normal business hours, Monday through Friday from 7:30 a.m. Eastern Time to 7:30 p.m. Eastern Time (except that Customer and SunGard may agree in advance to provide support services on U.S. holidays), telephone consultative support through SunGard's Customer Support Department regarding Customer's proper and authorized use of the System. During normal business hours, SunGard shall use commercially reasonable efforts to provide access to at least one of the following people: (i) the primary support person for customer account, (ii) the Relationship Manager for customer's account or (iii) a senior manager of SunGard. In emergencies, telephone consultative support will be provided through SunGard's main number twenty-four (24) hours a day seven (7) days a week.

                  (b) Error Corrections. SunGard shall use commercially reasonable efforts to correct failures of the System to perform in accordance with the Documentation ("Errors") as follows:

                          1. Classification of Errors. An Error shall be classified in accordance with the following terms:

                                    Class 1 Error. A "Class 1 Error" is any
                                    Error that renders continued use of the
                                    System either impossible or seriously
                                    impractical and either interrupts production by Customer or makes continued production substantially costly to Customer.

                                    Class 2 Error.  A "Class 2 Error" is any
                                    Error that is not a Class 1 Error.

                           2. Notification of Errors. Customer shall provide to SunGard reasonably detailed documentation and explanation, together with underlying data, to substantiate any Error and to assist SunGard in its efforts to diagnose, reproduce and correct the Error. SunGard shall provide to Customer a list of persons (in increasing positions of authority) and telephone numbers ("Calling List") for Customer to contact in order to report an error. When reporting any Error, Customer shall provide reasonably detailed documentation and explanation, together with underlying data, to substantiate the Error and to assist SunGard in its efforts to diagnose and correct the Error. Customer will immediately report any Error it believes is a Class 1 Error. If SunGard detects a Class 1 Error, then SunGard will promptly contact Customer. If SunGard detects a Class 2 Error, then SunGard will report such Class 2 Error to Customer as soon as is reasonably practicable.

                           3.       Response Time. SunGard shall use
                                    commercially reasonable efforts to respond to Customer's initial Error reports with off-site telephone consultation, assistance and advice within fifteen (15) minutes for Class 1 Errors and within one (1) hour for Class 2 Errors, but in any event, SunGard shall respond within four working hours. If SunGard fails to so respond, or if the designated person from the Calling List is not available when Customer makes contact with SunGard to report an Error, then Customer shall attempt to contact the next responsible person of the Calling List until contact is made and a designated person responds to the call.

                                    Class 1 Errors. For any Class 1 Error,
                                    SunGard shall take all reasonably necessary steps to supply a reasonable work-around or correction to Customer as soon as possible.

                                    This will include assigning qualified,
                                    dedicated staff to work on the Error 24
                                    hours per day, 7 days per week, at either the SunGard site or at Customer's site as mutually deemed necessary. Upon detecting or being notified of a Class 1 Error, SunGard shall immediately assemble the appropriate personnel to analyze the problem, identify potential solutions and determine the best plan of action. Customer shall participate in this process when necessary and provide SunGard with additional documentation and examples, if possible, to assist in resolving the Error. SunGard personnel shall be dedicated to resolving the Error until an acceptable work-around or correction is supplied or until Customer determines in its reasonable judgment after consultation with SunGard that a work around or correction cannot be produced. A SunGard representative shall keep Customer informed of the status.

                                    Class 2 Errors. For any Class 2 Error,
                                    SunGard shall work with Customer to document the Error through mutually established standards. Class 2 Errors shall be resolved according to mutually agreed priorities. SunGard personnel shall be dedicated to resolving Class 2 Errors through SunGard's normal software support procedures, provided they are commercially reasonable in the circumstances.

                           (c) Billable Correction Services. If SunGard determines, reasonably and in good faith, that Customer has repeatedly reported Errors that did not, in fact, exist or were not attributable to a defect in the System or an act or omission of SunGard, then Customer shall, at SunGard's request, begin to pay for SunGard's investigation and related services for such improper, repeated Error reports at the service fees specified in
                                    Section 5.3. for such reported Errors.

         3.2 Modifications. SunGard shall provide to Customer, and Customer shall accept, the following modifications to System Services:

                  (a) SunGard shall provide modifications, revisions and updates to the System Services which SunGard, in its sole discretion, incorporates into the System Services, without additional charge.

                  (b) At SunGard's option and subject to the availability of SunGard personnel, SunGard shall evaluate and, if feasible and appropriate, produce and implement Customer requests for modifications in the System Services or the System. In SunGard's sole discretion, it may implement requested modifications at no charge in accordance with Section 3.1 (a) or offer them at an additional charge in accordance with Section 3.4. For purposes of clarity, Customer will receive from SunGard the securities processing system that processes back-office transaction processing functionality for self-clearing and settlement offered to SunGard's client base as described or referenced in the Schedules and/or the Documentation and includes the functionality set forth in Schedule A1 (the "Functionality"), and for the services described in Section 2 and 3.1 and the Schedules to this Agreement, for the fees (if applicable and if not waived) set forth in Schedule C and without additional charges. In the event that Customer requests additional functionality beyond the Functionality then SunGard reserves the right to charge for the requested functionality at the professional services rates then in effect and under terms to be mutually agreed upon prior to the development of the functionality.

                  (c) SunGard shall deliver updates to the Documentation whenever SunGard determines, in its sole discretion, that such updates are necessary. Such updates will be included, at no extra charge, in the fees set forth in Schedule C.

                  (d) Customer shall accept modifications, revisions and updates in the System Services, System and Documentation, including changes in programming languages, rules of operation and screen or report format, as and when they are implemented by SunGard and provided the modifications, revisions or updates do not have a material adverse effect on the System Services or impose additional material costs to Customer (unless those costs are credited to Customer). Customer acknowledges that modifications, revisions and updates in the System Services and the System permitted by this Agreement may result in changes in the form, timing or other features of on-line services, reports and other System Services provided under this Agreement. If that will be the case, Customer will be provided with adequate notice and opportunity to make such changes.

         3.3 Enhancements. SunGard shall offer to Customer the opportunity to purchase services available through use of refinements, improvements and enhancements to the System which SunGard, in its sole discretion, does not incorporate into the System without additional charge.

         3.4 Consulting and Other Services. At Customer's reasonable request and subject to the availability of SunGard's personnel, SunGard shall provide to Customer conversion assistance, consulting services, custom modification programming, support services relating to custom modifications, assistance with data transfers, assistance in the use of the System Services security mechanisms and other specialized support services with respect to the System Services. These services shall be provided by SunGard at Customer location(s) if SunGard and Customer agree that on-site services are appropriate.

         3.5 Backup Copies and Disaster Recovery. SunGard will make a backup copy, in digital form, of Customer's data files then in SunGard' possession (i) at the end of each business day and stored at an off-site location for a period of five (5) business days and (ii) at the end of each month and saved at an off-site location for a period of the twelve (12) months, provided that the monthly data files for the first four (4) months of any tax year will be saved until the fifth month of the following tax year. SunGard will maintain an agreement for backup processing services with an affiliated company consisting of the right to use an installed, fully operational computer system and networking capability subject to the availability of computer and other hardware. The backup processing will be performed by SunGard using backup copies which will be sent to the backup facility. Customer will be charged for any recovery services associated with any computer hardware or communications equipment required for Customer or its correspondent brokers to access the System that is not located at the SunGard Facility. In the case of an emergency requiring backup processing, SunGard will promptly contact the person or persons designated in writing by Customer to be notified in such circumstance.

         3.6 Special Processing. Upon the request of Customer and subject to the limitations of the applications and hardware, SunGard will use commercially reasonable efforts to provide special processing services such as additional, customized reports or other enhancements that are not included in the processing services provided under this Agreement. Subject to the last two sentences of Section 3.2 (b), such special processing services will be provided for an additional charge agreed upon by Customer and SunGard in writing. For purposes of this Agreement, "Special Processing" shall mean any special requests or specific customized development created for Customer at Customer's request outside the scope of the Functionality.

         3.7      Third Party Providers.

                  (a) Customer hereby acknowledges and agrees that the Third Party Data and Services provided under this Agreement contain information obtained, selected and consolidated by the Third Party Providers under the authority of the Third Party Providers, that Customer's use of the Third Party

                           Data and Services is authorized and regulated by the Third Party Providers and further that the Third Party Providers may require to be provided with information and data about Customer and the Third Party Users in connection with their provision of Third Party Data and Services. Customer also acknowledges that the Third Party Providers may modify the Third Party Data and Services, discontinue availability of Third Party Data and Services or modify the rules concerning availability and applicable royalty fees of any of the Third Party Data and Services or require changes to the Third Party Data and Services, in which case none of SunGard or the Third Party Providers may be held responsible for such modification and discontinuance. Any changes required by the Third Party Providers over which SunGard has no control shall be made a part of this Agreement by SunGard's written notice of any such changes to Customer. For a thirty (30) day period after receiving such notice from SunGard, Customer may reject such changes and terminate the affected Third Party Data or Service by written notice to SunGard. If such notice is not received by SunGard within such thirty (30) day period, this Agreement shall be modified by such changes, and shall remain in full force and effect. As far as pass-thru expenses pursuant to Section 5.10 or described elsewhere in this Agreement are concerned, based upon SunGard's review of Customer's broker-dealer business operations as of the date hereof, no Third Party Data and Services or Third Party Providers will be used or engaged by SunGard on Customer's behalf other than AT&T for communications lines for the System and FTID for position pricing data, and SunGard knows of no Third Party Data and Services or Third Party Providers that Customer will need to use and directly contract with other than Loanet.

                  (b) Customer shall comply with all applicable laws and obtain all necessary consents from any person, including its employees and the Third Party Users and their respective employees, if any, regarding the collection, use and distribution to SunGard of any information or data regarding any Third Party User and to the use by Customer and the Third Party Users of the Third Party Data and Services for the purposes set forth herein. The information and data may include personal and other information about the Customer, its employees, the Third Party Users and their employees, including their use of the market data. SunGard may use this information and data to carry out its obligations under this Agreement, including the provision of such information to the Third Party Providers pursuant to this Agreement.

         3.8 Compliance by Parties. Customer shall be responsible for compliance with all laws and governmental regulations affecting its business, including, without limitation, the laws and regulations of federal, state and local governments, the rules, regulations and requirements of the SEC and other government agencies, the NASD (and other applicable self-regulatory organizations), major U.S. stock exchanges (including NYSE, Nasdaq, AMEX, OPRA and the major regional exchanges), and the National Securities Clearing Corporation
                  (NSCC), Options Clearing Corporation (OCC) and other clearing organizations that have jurisdiction over clearing and settlement of equities and equities options trades in the United States (collectively, the "Regulatory Requirements"). Each party shall promptly communicate to the other party any relevant legal or regulatory issues of which it becomes aware. If, after the date hereof, any modifications to the System Services or System shall be required to enable Customer to be in compliance with Regulatory Requirements, then (a) for those functions which are included in the Functionality, SunGard will, using commercially reasonable efforts as soon as reasonably practicable, and at SunGard's expense, change the System Services or System to continue to conform to the Regulatory Requirements for those functions or (b) for any functions which are not included in the Functionality, the development costs for the changes needed to comply with Regulatory Requirements shall be at SunGard's expense; provided, however, that, to the extent the aggregate development costs of such modifications not included in the Functionality ("Regulatory Development Costs") allocable to Customer are greater than $600,000 in each contract year commencing with the Effective Date, the aggregate Regulatory Development Costs in excess of $600,000 will be allocated proportionately (based on the number of SunGard clients receiving services similar to the System Services) across SunGard's client base subject to such Regulatory Requirements. If such functionality is solely for the benefit of Customer (meaning Customer is the only SunGard client that requires new functionality to comply with a Regulatory Requirement), then Customer agrees to bear the Regulatory Development Costs of creating such functionality and in that case SunGard shall not be responsible for the initial $600,000 in development costs.

4.       CUSTOMER'S OTHER OBLIGATIONS

         4.1 Cooperation and Access to Facilities, Data and Employees. Customer shall provide to SunGard access to Customer's facilities, equipment, data and employees at reasonable times and upon reasonable notice, and shall otherwise cooperate with SunGard, as reasonably necessary for SunGard to perform its implementation, training, support and other obligations under this Agreement. Customer shall devote all equipment, facilities, personnel and other resources reasonably necessary to (a) implement the System Services and System, (b) be trained in the use of the System Services and System and (c) begin using the System and System Services in production on a timely basis as contemplated by this Agreement. SunGard shall not be responsible for any delays, costs, or increases in third party fees associated with Customer's failure to timely perform its obligations under this Section 4.

         4.2 Use of System and Software. Customer shall use the System, System Services, and Software in production to process Customer's business within the Scope of Use and, subject to
                  Section 9.3 of this Agreement, all new business generated through the expansion of Customer's business. In the event that Customer's use of the System, System Services and Software goes beyond the Scope of Use and expansion of Customer's business, SunGard and Customer shall try to negotiate in good faith the terms and conditions of the new services Customer seeks to add.

         4.3 Procurement of Hardware and Other Items. Customer shall be responsible, at its expense, for procuring and maintaining the communications equipment and lines, computer equipment, software and all other out of pocket expenses, which comprise the Specified Configuration described on Schedule A, and for updating the Specified Configuration in accordance with SunGard's published updates to Schedule A. SunGard has provided Customer with a reasonably detailed list of the required communications equipment and lines, computer equipment and software, including the minimum and recommended requirements therefor.

         4.4 Notices and Certifications. Customer shall give written notice to SunGard whenever Customer intends to increase the transaction volume by more than twenty five percent (25%) of its then current volumes in less than a six month period to be processed on the System. Customer shall promptly complete and return to SunGard periodic certifications which SunGard, in its sole discretion, may from time to time send to Customer, certifying that Customer has complied and is then in compliance with the provisions of Section 7. Customer hereby advises SunGard that Customer's transaction volume, through normal growth in the ordinary course of business (e.g., new accounts), may increase by 25% or more in any 6-month period over the Initial Term.

5.       PAYMENTS

         5.1 Initial Implementation Support and Minimum Training. All SunGard fees and charges for Initial Implementation Support and Minimum Training are hereby waived, subject to SunGard's right to receive termination payments, if applicable, pursuant to Section 8.

         5.2 Monthly Fees. On a monthly basis, beginning on the earlier of the Monthly Fee Payment Start Date stated on Schedule A or the first day of processing live trades on the System and continuing until termination of this Agreement, Customer shall pay to SunGard the fees described on Schedule C. Customer shall pay minimum monthly fees for certain services in advance as stated on Schedule C.

         5.3      Special Service Fees. Subject to the last two sentences of
                  Section 3.2 (b), Customer shall pay to SunGard the service fees stated on Schedule C for conversion, consulting services, custom modification programming, support services relating to custom modifications, assistance with data transfers, and other specialized support services under Sections 3.4. In each case where service fees are not specified on Schedule C, then the fees for such services shall be based upon SunGard's then current standard professional fee rates in effect. SunGard's standard professional fee rates in effect on the date of this Agreement are stated on Schedule C and are subject to increase in the ordinary course of business.

         5.4 Expense Reimbursements. During the initial implementation period and whenever other services are mutually agreed upon by the parties and provided by SunGard at a Customer location or any other location requested by Customer other than one of SunGard's locations, Customer shall reimburse SunGard for its reasonable, out-of-pocket travel, lodging, meal and related expenses incurred by SunGard personnel in providing such services, in accordance with the SunGard Travel and Expense Policy, a copy of which has been delivered to Customer.

         5.5 Other Fees. Customer shall pay to SunGard other fees stated on Schedule C, if, as and when applicable.

         5.6 Taxes. The fees and other amounts payable by Customer to SunGard under this Agreement do not include any taxes of any jurisdiction that may be assessed or imposed upon the services provided under this Agreement or the copies of the Documentation provided to Customer, including sales, use, excise, value added, personal property, export, import and withholding taxes, excluding only taxes based upon SunGard's net income. Customer shall directly pay any such taxes assessed against it, and Customer shall promptly reimburse SunGard for any such taxes payable or collectable by SunGard.

         5.7 Payment Terms. SunGard shall submit invoices to Customer on a monthly basis for monthly fees and routine expense reimbursements. SunGard shall submit invoices to Customer for any other fees or expense reimbursements as and when incurred. All invoices shall be sent to Customer's address for invoices stated on Schedule A. Customer's payments shall be due within thirty (30) days after receipt of invoice. Interest at the rate of eighteen percent (18%) per annum (or, if lower, the maximum rate permitted by applicable law) shall accrue on any amount not paid by Customer to SunGard when due under this Agreement, and shall be payable by Customer to SunGard on demand. Except as provided in Section 6.2(c), all fees and other amounts paid by Customer under this Agreement are non-refundable.

         5.8 Fee Increases. SunGard will not increase the trade processing fees (set forth in Schedule C1(1) or standard professional fee rates in Schedule C3 for the initial term of the Agreement. This does not include Third Party Provider charges which will be billed to Customer by SunGard on a pass-thru basis.

         5.9. Currency. All dollar amounts referred to in this Agreement and any Product Schedule hereto are in United States Dollars.

         5.10. Third Party Fees. The fees payable by Customer to SunGard in accordance with this Section 5 do not include any applicable royalties, costs, expenses and/or fees that may be imposed by the Third Party Providers for the Third Party Data and Services provided in accordance with this Agreement. Customer shall be solely responsible for, and shall pay, all such third party fees as and when directed by SunGard or the Third Party Providers.


6.       WARRANTIES AND LIMITATIONS

         6.1 Warranty of System Performance and Services. SunGard warrants that the system will perform the Functionality as set forth in Schedule A and in accordance with the Documentation. In addition, SunGard shall use reasonable care in processing all work and services transmitted to it by, or performed by SunGard for, Customer. SunGard shall have no liability under this Section 6.1 for how it processes work or performs services unless, within sixty (60) days after discovery by Customer, SunGard receives notice from Customer (in accordance with Section 9.1) describing a processing error caused by SunGard's failure to use reasonable care, together with adequate supporting documentation and data. Upon receipt of any such notice, SunGard's only obligation under this Section
                  6.1 is to correct the error and redo the work affected as soon as reasonably practical at no additional charge, or, at SunGard's option, to credit the charges applicable to the work affected. Customer's data and files shall be handled in a manner reasonably designed to ensure that viruses, delays or other problems that may from time to time affect the data or files of other SunGard clients do not harm, infect or corrupt Customer's data or files or result in delays or other problems in the processing, clearing or settlement of Customer trades.

         6.2 Right to Perform Services; No Infringement. SunGard warrants to Customer that Customer has the full legal right to use the System, and that SunGard has the full legal right to provide the System, System Services, Software and Documentation, in accordance with this Agreement, and that the System, System Services, Software and Documentation, in the form delivered to Customer by SunGard and when properly used for the purpose and in the manner authorized by this Agreement, do not infringe in any material respect upon any United States patent or copyright or any trade secret or other proprietary right of any person. SunGard shall defend and indemnify Customer and Customer's affiliates, agents and employees against any third party claim to the extent attributable to a breach or violation of the foregoing warranty. SunGard shall have no liability or obligation under this Section 6.2 unless Customer gives written notice to SunGard within ten (10) days (provided that later notice shall relieve SunGard of its liability and obligations under this Section 6.2 only to the extent that SunGard is prejudiced by such later notice) after any applicable infringement claim is initiated against Customer and allows SunGard to have sole control of the defense or settlement of the claim. Subject to Customer's termination rights under Section 8, the remedies provided in this Section
                  6.2 are the sole remedies for a breach of the warranty contained in this Section 6.2. If any applicable infringement claim is initiated, or in SunGard's sole opinion is likely to be initiated, then SunGard shall have the option, at its expense, to:

                  (a) modify or replace all or the infringing part of the System Services, System or Documentation so that it is no longer infringing, provided that the System Services do not change in any material adverse respect; or

                  (b) procure the right to continue using or providing the infringing part of the System Services, System or Documentation; or

                  (c) remove all or the infringing part of the System Services, System or Documentation, and refund to Customer the corresponding portion of any monthly fee paid in advance, in which case this Agreement shall terminate with respect to the affected System Services.

         6.3 Customer Material. Customer warrants to SunGard that Customer has the full legal right to grant to SunGard the right to use the designs, plans, specifications or other materials provided by or on behalf of Customer for inclusion in the System, System Services, Software, or Documentation ("Customer Material") and that the Customer Material does not infringe in any material respect upon any United States patent (issued as of the date of this Agreement), copyright, trade secret or other proprietary right of any Person. Customer shall indemnify and defend SunGard (and any SunGard Affiliates providing software or services under this Agreement) against any third party claim to the extent attributable to a breach or violation of the foregoing warranty. Customer shall have no obligations with respect to the indemnity in this Section 6.3 unless SunGard promptly gives written notice to Customer within ten (10) days after any applicable infringement claim is initiated against SunGard and allows Customer to have sole control of the defense or settlement of the claim.

         6.4 Conditions of Use. Customer represents and warrants to SunGard, its Third Party Providers, agents, successors and assigns and their respective employees (collectively, the "Indemnified Group") that agreements between it and Third Party Users expressly provide, and covenants that all such agreements will provide, that none of the Indemnified Group have or will have any liability for any representation, warranty or condition, express or implied, with respect to any services offered to the Third Party Users ("Customer's Services"), the data and information provided thereby to the Third Party Users or for any lost revenues, lost profits, loss of business, or any incidental, indirect, consequential, special, or punitive damages relating to the Third Party Users use of the Customer Services. Customer shall indemnify and defend the Indemnified Group from and against any of the following: any and all claims, liabilities, and obligations (including reasonable lawyer's fees) by any third party, including Third Party Users, against the Indemnified Group and arising out of Customer's or Third Party Users use of the System, the System Services or the Documentation except to the extent such claims, liabilities or obligations arise from, or relate to, intentional misconduct, recklessness or gross negligence on the part of SunGard or its agents or employees.

         6.5 Care of Data. SunGard shall use reasonable care in handling tapes or other materials which encode or contain data belonging to Customer. Unless caused by gross negligence or intentional misconduct on the part of SunGard or its employees or agents, SunGard's only obligation for breach of this
                  Section 6.5 shall be to replace or repair the tape or material lost or damaged and to make reasonable efforts to regenerate any lost data from backup copies maintained by SunGard or from source data provided by Customer.

         6.6 Application of Data. SunGard shall have no liability for any loss or damage resulting from any application of the results obtained from the use of any services provided under this Agreement or from any unintended or unforeseen results obtained from the use of any services provided under this Agreement.

          6.7 Harmful Code. The System Service and System shall not contain Harmful Code. For purposes of this Agreement, the term "Harmful Code" shall mean any computer code or programming instructions that are intentionally and knowingly constructed by SunGard with the ability to damage, interfere with, or otherwise adversely affect computer programs, data files, or hardware without the consent or intent of the computer user. This definition includes but is not limited to, self-replicating and self-propagating instructions commonly called "viruses" and "worms." SunGard will use commercially available virus protection software to check for any such Harmful Code. This warranty shall only apply to the System Services and Services at the time of distribution to Customer.

         6.8 Exclusion for Unauthorized Actions. SunGard shall have no liability under any provision of this Agreement with respect to any performance problem, claim of infringement or other matter to the extent attributable to any unauthorized or improper use or modification of the System or System Services, any unauthorized combination of the System or System Services with other software (other than software included in the Specified Configuration, which is authorized), or any breach of this Agreement by Customer.

         6.9 Force Majeure. Except for Customer's payment obligations, neither party shall be liable for, nor shall either party be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement (other than its payment obligations) as a result of a cause beyond its control, including any act of God or a public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications (including the Internet or other networked environment), power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the non-performing party with reasonable care. Customer acknowledges that availability of System Services is subject to normal System downtime and that SunGard is not responsible for delays or inability to access services caused by communications problems. Customer shall not be charged for periods that the System or System Services do not provide material functions (other than normal System downtime and temporary downtimes of Third Party Data and Services in the ordinary course) as a result of force majeure events.

         6.10 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SUNGARD MAKES NO REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SYSTEM, THE SYSTEM SERVICES OR ANY OTHER MATTER PERTAINING TO THIS AGREEMENT.

         6.11 Exclusions. EXCEPT FOR A THIRD PARTY CLAIM UNDER SECTION 6.2, OR A BREACH OF SECTION 7 (CONFIDENTIALITY) OR DAMAGES OCCASSIONED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUNGARD OR ITS EMPLOYEES OR AGENTS, SUNGARD'S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL UNDER NO CIRCUMSTANCES EXCEED SIX HUNDRED THOUSAND DOLLARS ($600,000).

         6.12 Consequential Damage Exclusion. EXCEPT WITH RESPECT TO A BREACH OF SECTION 7 (CONFIDENITIALITY), AND EXCEPT IN THE EVENT OF DAMAGES OCCASIONED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDCUT OF A PARTY OR ITS EMPLOYEES OR AGENTS, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES) BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY INCIDENTAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING SUCH DAMAGES ARISING FROM ANY BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE AND WHETHER OR NOT FORESEEABLE, EVEN IF THE PARTY CAUSING THE DAMAGE HAS BEEN ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES.

         6.13 Data Exclusion. UNDER NO CIRCUMSTANCES SHALL SUNGARD AND ITS AFFILIATED, OR ANY THIRD PARTY PROVIDERS BE LIABLE FOR TRUTH, ACCURACY, SEQUENCE, TIMELINESS OR COMPLETENESS OF ANY INFORMATION (INCLUDING THIRD PARTY DATA AND SERVICES) PROVIDED BY OR PROCESSED BY THE SYSTEM, SOFTWARE, OR SUCH THIRD PARTY PROVIDERS, FOR ANY INCONVENIENCE CAUSED BY THE LOSS OF THE THIRD PARTY DATA AND SERVICES OR FOR ERRORS, MISTAKES OR OMISSIONS THEREIN OR FOR ANY DELAYS OR INTERRUPTIONS IN THE OPERATION OF THE SYSTEM, SYSTEM SERVICES OR SOFTWARE FROM WHATEVER CAUSE.

         6.14 Trading Loss Exclusion. UNDER NO CIRCUMSTANCES SHALL SUNGARD (OR ANY OF ITS AFFILIATES PROVIDING SOFTWARE OR SERVICES UNDER THIS AGREEMENT) OR ANY THIRD PARTY PROVIDER BE LIABLE TO CUSTOMER OR ANY OTHER PERSON FOR TRADING LOSSES, INACCURATE DISTRIBUTIONS, LOST REVENUES, LOST PROFITS, LOSS OF BUSINESS, OR ANY OTHER LOSSES RESULTING FROM CUSTOMER'S USE OF THE SYSTEM, SYSTEM SERVICES, SOFTWARE, OR THE SERVICES PROVIDED HEREUNDER OR THE THIRD PARTY DATA AND SERVICES, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE AND WHETHER OR NOT FORESEEABLE, EVEN IF SUNGARD, ITS AFFILIATES OR THIRD PARTY PROVIDERS ADVISED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. CUSTOMERS USE OF THE SYSTEM, SYSTEM SERVICES, SOFTWARE OR SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT BE DEEMED LEGAL, TAX OR INVESTMENT ADVICE.

         6.15 Open Negotiation. CUSTOMER AND SUNGARD HAVE FREELY AND OPENLY NEGOTIATED THIS AGREEMENT INCLUDING THE PRICING WITH THE KNOWLEDGE THAT THE LIABILITY OF THE PARTIES IS TO BE LIMITED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

         6.16 Other Limitations. The warranties made by SunGard in this Agreement, and the obligations of each party under this Agreement (except for each party's indemnification obligations under Section 6.2 and 6.3, respectively, which covers the parties and their respective affiliates) run only to each party and not to its affiliates, its customers or any other persons. Under no circumstances shall any other person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement. Neither party shall have any rights or remedies against the other except as specifically provided in this Agreement.

7.       CONFIDENTIALITY, OWNERSHIP AND RESTRICTIVE COVENANTS

         7.1 Confidential Information. All Confidential Information of one party ("Disclosing Party") in the possession of the other ("Receiving Party"), whether or not authorized, shall be held in strict confidence, and the Receiving Party shall take all steps reasonably necessary to preserve the confidentiality thereof. One party's Confidential Information shall not be used or disclosed by the other party for any purpose except as necessary to implement or perform this Agreement, or except as required by law, provided that the other party is given a reasonable opportunity to obtain a protective order. The Receiving Party shall limit its use of and access to the Disclosing Party's Confidential Information to only those of its employees whose responsibilities require such use or access. The Receiving Party shall advise all such employees, before they receive access to or possession of any of the Disclosing Party's Confidential Information, of the confidential nature of the Confidential Information and require them to abide by the terms of this Agreement. The Receiving Party shall be liable for any breach of this Agreement by any of its employees or any other Person who obtains access to or possession of any of the Disclosing Party's Confidential Information from or through the Receiving Party. Without limiting the generality of the foregoing, confidential information of Customer's shall include Customer's data, reports generated by SunGard from Customer's data and the details of Customer's computer operations and shall also include all information relating to Customer's brokerage customers and their accounts and trading activity. Confidential Information includes the terms, conditions, provisions and, until publicly announced, the existence of this Agreement and of the business relationship between Customer and SunGard, none of which shall be disclosed by a party without the consent of the other, which shall not be unreasonably withheld or delayed, except as required by law or pursuant to commercially reasonable confidentiality agreements entered into in the ordinary course of business.

         7.2 SunGard's Proprietary Items and Ownership Rights. The Proprietary Items are trade secrets and proprietary property of SunGard, having great commercial value to SunGard. All Proprietary Items provided to Customer under this Agreement are being provided on a strictly confidential and limited use basis. Customer shall not, directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any Proprietary Item to any Person, or permit any Person to have access to or possession of any Proprietary Item. Title to all Proprietary Items and all related patent, copyright, trademark, service mark, trade secret, intellectual property and other ownership rights shall remain exclusively with SunGard, even with respect to such items that were created by SunGard specifically for or on behalf of Customer. Customer Material is the proprietary property of Customer. Customer hereby grants SunGard a non-exclusive, worldwide, royalty free license to modify, copy, use or otherwise include the Customer Material in the System, System Services and Documentation. This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to Customer by virtue of this Agreement. All copies of Proprietary Items in Customer's possession shall remain the exclusive property of SunGard and shall be deemed to be on loan to Customer during the term of this Agreement.

         7.3 Use Restrictions. Customer shall not do, attempt to do, nor permit any other Person to do, any of the following:

                  (a) use any Proprietary Item for any purpose, at any location or in any manner not authorized by this Agreement; or

                  (b) make or retain any copy of any Proprietary Item except as authorized by this Agreement; or

                  (c) create or recreate the source code for the System, or re-engineer, reverse engineer, decompile or disassemble the System; or

                  (d) modify, adapt, translate or create derivative works based upon the System or Documentation, or combine or merge any part of the System or Documentation with or into any other software or documentation; or

                  (e) otherwise use any Proprietary Item as part of any effort to develop a program having any functional attributes, visual expressions or other features similar to those of the System to compete with SunGard; or

                  (f) remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by Customer; or

                  (g) sell, market, license, sublicense, distribute or otherwise grant to any person, including any outsourcer, vendor, consultant or partner, any right to use any Proprietary Item, whether on Customer's behalf or otherwise; or

                  (h) use the System to conduct any type of service bureau or timesharing operation or to provide remote processing, network processing, network communications or similar services to any person, whether on a fee basis or otherwise.

         7.4 Notice and Remedy of Breaches. Each party shall promptly give written notice to the other of any actual or suspected breach by it of any of the provisions of this Section 7, whether or not intentional, and the breaching party shall, at its expense, take all steps reasonably requested by the other party to prevent or remedy the breach.

         7.5. Enforcement. Each party acknowledges that the restrictions in this Agreement are reasonable and necessary to protect the other's legitimate business interests. Each party acknowledges that any breach of any of the provisions of this Section 7 shall result in irreparable injury to the other for which money damages could not adequately compensate. If there is a breach, then the injured party shall be entitled, in addition to all other rights and remedies which it may have at law or in equity, to have a decree of specific performance or an injunction issued by any competent court, requiring the breach to be cured or enjoining all Persons involved from continuing the breach. The existence of any claim or cause of action that a party or any other Person may have against the other shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 7.

         7.6. Regulatory Access. During the term of this Agreement, the records regarding Customer, if any, that are maintained and/or produced by SunGard under this Agreement will be made available for examination and audit by any governmental agency or regulator that has jurisdiction over Customer's business. Each party will notify the other promptly of any formal request by an authorized governmental agency or regulator to examine records regarding Customer that are maintained by SunGard. Customer will reimburse SunGard for the reasonable out-of-pocket costs SunGard incurs in performing its obligations under this Section.

8.       TERMINATION.

         8.1 Initial Term; Renewal. The initial term of this Agreement shall be for the period commencing the date this Agreement is signed by an authorized officer of SunGard and Customer and ending three (3) years after the date the System Services and System are first provided by SunGard to customer on a live basis (the "Live Date") (the "Initial Term") and thereafter unless and until terminated in accordance with this Section 8 or any other section of this Agreement. SunGard or Customer may terminate this Agreement at or following the end of the Initial Term by giving at least ninety (90) days advance written notice of termination to the other.

         8.2 Termination by Customer. Customer shall have the right to terminate its use of the System Services as follows:

                  (a) subject to Customer's obligation to pay the Early Termination Reimbursement (as defined below), at any time prior to the Live Date, upon written notice of termination to SunGard;

                  (b) subject to Customer's obligation to pay the Live Termination Payment (as defined below), at any time following the Live Date upon written notice of termination to SunGard effective no earlier than 30 days following the date of such written notice; or

                  (c)      upon written notice to SunGard, in the event that:

                                    (i) a Class 1 Error exists or occurs or,
                           through no fault of Customer, the System or System Services fail to operate in any material respect, and such Error or failure is not promptly corrected by SunGard in a commercially reasonable manner and at no charge to Customer within two (2) business days, or, even if corrected within two (2) business days, causes material adverse consequences to Customer, or

                                    (ii) a material breach or default by SunGard
                           of the Agreement has occurred and (x) such material breach or default, if curable, has not been cured within 30 days of SunGard's receipt of written notice from Customer of such material breach or default (provided, however, if such cure will take more than 30 days, and SunGard commences actions to cure within said 30-day period and diligently continues until the cure is made, Customer shall not have the right to terminate) or (y) as a result thereof, Customer's business or clearing operations suffers material adverse consequences, or

                                    (iii) SunGard improperly denies Customer
                           access to the System Services (or any material part thereof) or Customer's files maintained in the System for more than one (1) business day or fails to provide Customer any daily reports material to Customer's business for more than two (2) consecutive business days (or more than two times, even for one business day, in any 90-day period), or

                                     (iv) A breach of warranty or infringement
                           of the kind discussed in Section 6.2 has occurred or is imminent, and SunGard is not or able to remedy the situation in a time or manner sufficient to prevent material adverse effects on Customer's trade processing, clearing and settlement operations, or

                                     (v) SunGard is unable to make, within a
                           reasonable time and a commercially reasonable manner (and after being provided with reasonable notice) and at no cost to Customer (except to the extent Customer is required to contribute to the cost pursuant to
                           Section 3.8), modifications required for the System to be or remain in compliance with any Regulatory Requirements unless the continued effect of noncompliance would not result in a substantial fine or penalty, the continuous imposition of fines, or a censure, sanction, suspension, expulsion or cease-and-desist order on or of Customer or its business activities.

                           Each of the foregoing is referred to as a "Termination With Cause."

                  (d) "Early Termination Reimbursement" means an amount equal to the sum of (x) $100,000, plus (y) $50,000 per month for each month SunGard is on Customer's site to perform Initial Implementation and Minimum Training, plus reasonable out-of pocket expenses incurred by SunGard pursuant to this Agreement to achieve the Live Date; provided, however, if the reason for termination is Customer's failure to obtain a third-party or governmental consent, approval, license or authorization to conduct any business supported by the System, the payment shall be said $50,000 per month plus reasonable out-of-pocket expenses incurred by SunGard pursuant to this Agreement to achieve the Live Date, but in no event exceeding a total amount higher than $175,000. In the event an Early Termination Reimbursement is due, SunGard shall provide a reasonably detailed statement of time and materials costs and out-of-pocket expenses.

                  (e) "Live Termination Payment" means: if the termination notice specifies that Customer has decided to terminate for any reason other than Termination With Cause, or no specific reason, an amount equal to $1,800,000 multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the 36-month post-Live Date Initial Term and the denominator of which is 36.

                  (f)      In the event of a termination by Customer pursuant to
                           Section 8.2 (a) or (b) above, the Early Termination Reimbursement or the Live Termination Payment (as applicable) and the amounts described in Section 8.5 shall be the only charge, cost or expense reimbursement of any kind that Customer shall be obligated to pay SunGard with respect to termination, or any period following the termination date. In the event of a Termination With Cause, no Early Termination Reimbursement, Live Termination Payment or other charge, cost or expense shall be payable by Customer to SunGard.

         8.3 Termination by SunGard. SunGard may terminate this Agreement, by giving written notice of termination to Customer (in accordance with Section 9.1), upon the occurrence of any of the following events:

                  (a) Customer fails to pay to SunGard, within thirty (30) days after SunGard makes written demand therefor, any past-due amount payable under this Agreement including interest thereon that is not the subject of a Good Faith Dispute.

                  (b) Customer breaches, in any material respect, any of the provisions of Sections 7 and 9.3.

                  (c) Customer materially breaches or defaults under this Agreement and does not cure the material breach or default within thirty (30) days after SunGard gives written notice to Customer describing the breach in reasonable detail; provided, however, if such cure will take more than 30 days, and Customer commences actions to cure within said 30-day period and diligently continues until the cure is made, SunGard shall not have the right to terminate.

                  (d) Bankruptcy, insolvency, dissolution or liquidation proceedings of any nature are instituted by Customer, or against Customer (and not dismissed within 60 days), or Customer discontinues all or a significant part of its business operations as a result of insolvency.

         8.4 Suspension of Services. On the occurrence of any event which would permit SunGard to terminate this Agreement under Section 8.3, in addition to all other rights and remedies which SunGard may have at law or in equity, SunGard may, without terminating this Agreement, and in its sole discretion and without further notice to Customer, suspend performance of any or all of its services under this Agreement and/or activate internal controls in the System that are designed to deny Customer access to the System Services and files, until and unless SunGard determines, in its sole discretion and upon whatever conditions SunGard chooses to impose on Customer, to resume performance of some or all of the suspended services or allow Customer access to the System Services and files.

         8.5 Effect of Termination. Upon a termination of this Agreement, whether under this Section 8 or otherwise, subject to the transition period activities contemplated under Section 8.6, Customer shall immediately cease all use of the System Services, Documentation and other Proprietary Items, Customer shall promptly return to SunGard all copies of the Documentation and any other Proprietary Items then in Customer's possession. Customer shall remain liable for all payments due to SunGard with respect to the period ending on the date of termination, including any continuation of the System and System Services until completion of the Termination Transition Services. Within thirty (30) days after termination of this Agreement, Customer shall give notice to SunGard containing reasonable instructions regarding the disposition of tapes, data, files and other property belonging to Customer and then in SunGard's possession. SunGard shall comply with that notice, except that SunGard may retain all such property until SunGard receives any payments past due to SunGard under this Agreement. Upon request contained in such notice, SunGard shall convert Customer's data to machine readable form to the extent practicable and at Customer's expense. If Customer fails to give that notice within thirty (30) days after termination of this Agreement, then SunGard may dispose of such property as it sees fit, after giving at least 10 days written notice to Customer. The provisions of Sections 5, 6 and 7 shall survive any termination of this Agreement, whether under this Section 8 or otherwise. Notwithstanding anything to the contrary contained in this Agreement, upon any termination or notice of termination the System and System Services shall not be suspended or discontinued by SunGard until the transition services described in Section 8.6 are completed. Both parties agree to work diligently and in good faith to complete the transition as soon as reasonably practicable

         8.6      Termination Transition Services.
                  Commencing upon any notice of termination or non-renewal of this Agreement, SunGard shall provide to Customer, for a period of up to six (6) months, the reasonable termination/expiration assistance requested by Customer to allow the System and System Services to continue without interruption and to facilitate the orderly transfer of the System and System Services to Customer ("Termination Transition Services"). Termination Transition Services will be provided on a time and materials basis based on the SunGard Standard Professional Fees then in effect;.

                  SunGard shall provide all reasonable information and assistance necessary to permit the transition of the System and System Services and functions being performed by SunGard to Customer. Without limiting the foregoing, SunGard shall:

                  (a) Assist Customer in developing a plan for transitioning the System and System Services back to Customer;

                  (b) Assist Customer in notifying relevant third parties of the procedures to be followed prior to and during the transition;

                  (c) Assist Customer with the turnover of operational responsibility, including reasonable assistance and cooperation in the exercise of parallel operations, monitoring, and testing; and

                  (d) After turnover of operational responsibility, provide assistance as reasonably requested by Customer to assure continuity of service during the balance of the period during which Termination Transition Services are to be provided.


9.       OTHER PROVISIONS

         9.1 Notice. All notices, consents and other communications under or regarding this Agreement shall be in writing and shall be deemed to have been received on the earlier of the date of actual receipt, the third business day after being mailed by first class certified air mail, or the first business day after being sent by a reputable overnight delivery service. Any notice may be given by facsimile, provided that signed written original is sent by one of the foregoing methods within twenty-four (24) hours thereafter. Customer's address for notices is stated on Schedule A. SunGard's address for notices is 32 Crosby Drive, Bedford, MA 01730. Attention:
                  Contract Administration, with a copy to SunGard Data Systems Inc., 1285 Drummers Lane, Wayne, Pennsylvania 19087,
                  Attention: General Counsel for any (a) notice by Customer alleging a breach of this Agreement by SunGard, or (b) a termination of this Agreement. Either party may change its address for notices by giving written notice of the new address to the other party in accordance with this Section 9.1.

         9.2 Defined Terms. As used in this Agreement, the following terms have the following meanings:

                  (a) "affiliate," whether capitalized or not, means, with respect to a specified person, any person which directly or indirectly controls, is controlled by, or is under common control with the specified person as of the date of this Agreement, for as long as such relationship remains in effect.

                  (b) "Confidential Information" means all business information disclosed by one party to the other in connection with this Agreement unless it is or later becomes publicly available through no fault of the other party or it was or later is rightfully developed or obtained by the other party from independent sources free from any duty of confidentiality. Without limiting the generality of the foregoing, Confidential Information shall include Customer Data and the details of Customer's computer operations and shall also include SunGard's Proprietary Items. Confidential Information shall include the terms of this Agreement, but not the fact that this Agreement has been signed, the identity of the parties hereto or the identity of the products licensed under a Product Schedule.

                  (c) "copy," whether capitalized or not, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

                  (d) "Customer Material" means the data, designs, plans, specifications, invitations, improvements, works or other materials provided by or on behalf of Customer for inclusion in the System, System Services or Documentation.

                  (e) "Export Laws" means all laws, administrative regulations, and executive orders of any Applicable Jurisdiction relating to the control of imports and exports of commodities and technical data, use or remote use of software and related property, or registration of this Agreement, including the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic in Arms Regulations of the U.S. Department of State, and the Enhanced Proliferation Control Initiative. "Applicable Jurisdiction" means the U.S. and any other jurisdiction where any Proprietary Items will be located or from where any Proprietary Items will be accessed under this Agreement.

                  (f) "Good Faith Dispute" means a good faith dispute by Customer of certain amounts invoiced under this Agreement. A Good Faith Dispute will be deemed to exist only if (1) Customer has given written notice of the dispute to SunGard promptly after receiving the invoice and (2) the notice explains Customer's position in reasonable detail. A Good Faith Dispute will not exist as to an invoice in its entirety merely because a certain amounts on the invoice have been disputed.

                  (g) "including," whether capitalized or not, means including but not limited to.

                  (h) "person," whether capitalized or not, means any individual, sole proprietorship, joint venture, partnership, corporation, company, firm, bank, association, cooperative, trust, estate, government, governmental agency, regulatory authority, or other entity of any nature.

                  (i) "Proprietary Items" means, collectively, the System and Documentation, the object code and the source code for the System, the visual expressions, screen formats, report formats and other design features of the System, all ideas, methods, algorithms, business processes, formulae and concepts used in developing and/or incorporated into the System or Documentation, all future modifications, revisions, updates, releases, refinements, improvements and enhancements of the System or Documentation, all adaptations or derivative works (as such term is used in the U.S. copyright laws) based upon any of the foregoing, and all copies of the foregoing.

                  (j) "Third Party Data and Services" means the market data or other data services provided by the Third Party Providers.

                  (k) "Third Party Providers" means the Exchanges and any other third party which provides data services or data to SunGard, including its data feed providers.

                  (l) "Third Party Users" means, collectively, Customer's customers and, if the processing of trades for correspondent brokers is subsequently added to this Agreement, any correspondent brokers and the correspondent brokers' customers.

         9.3 Parties in Interest. This Agreement shall bind, benefit and be enforceable by and against SunGard and Customer and, to the extent permitted hereby, their respective successors and assigns. Customer shall not assign this Agreement or any of its rights hereunder, nor delegate any of its obligations hereunder, without SunGard's prior written consent, which shall not be unreasonably withheld or delayed.. SunGard's consent shall not be required in the case of an assignment to a purchaser of, or a successor to, substantially all of Customer's business, or to an affiliate of Customer, provided that SunGard receives prior notice of the assignment together with the successor's written undertaking to assume all of Customer's obligations under this Agreement (if Customer's obligations hereunder will not be transferred by operation of law); provided that SunGard's prior written consent (as described above) shall be required in the case where the assignee is a competitor of SunGard (such as ADP). In the case of an assignment to a current customer of SunGard, SunGard's consent shall not be required; provided, however, unless Customer's business as acquired is conducted in a manner that it is identifiable as separate from the business of the acquirer (in which event this Agreement shall continue to operate in accordance with its terms after the assignment), and unless the acquirer's agreement with SunGard otherwise provides, SunGard, Customer and the acquirer shall in good faith negotiate terms for the combined business. Any change in control of Customer, and any assignment by merger or otherwise by operation of law, shall constitute an assignment of this Agreement by Customer to a purchaser or successor for purposes of this Section 9.3.

         9.4 Export Laws and Use Outside of the United States. Customer shall comply with the Export Laws. Customer shall not export or re-export directly or indirectly (including via remote access) any part of the System or Confidential Information to any country to which a license is required under the Export Laws without first obtaining a license. If at any time SunGard determines that the laws of any country have become insufficient to protect its rights in the System, both parties shall work in good faith to protect SunGard's rights in that country.

         9.5 Employees. Neither party shall, directly or indirectly (through one or more subsidiaries or other controlled entities), hire or offer to hire any programmer or data processing employee, business analyst or contractor of the other at any time when such person is employed or engaged by the other or during the six (6) months after such employment or engagement ends. For purposes of this provision, "hire" means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis. This provision will remain in effect during the term of this Agreement and for a period of one (1) year after expiration or termination of this Agreement.

         9.6 Entire Understanding. This Agreement, which includes and incorporates the Schedules referred to herein, states the entire understanding between the parties with respect to its subject matter, and supersedes all prior proposals, marketing materials, negotiations and other written or oral communications between the parties with respect to the subject matter of this Agreement. Any written, printed or other materials which SunGard provides to Customer that are not included in the Documentation are provided on an "as is" basis, without warranty, and solely as an accommodation to Customer.

         9.7 Modification Waiver and Severability. No modification of this Agreement, and no waiver of any breach of this Agreement, shall be effective unless in writing and signed by an authorized representative of the party against whom enforcement is sought. No waiver of any breach of this Agreement, and no course of dealing between the parties, shall be construed as a waiver of any subsequent breach of this Agreement. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the other provisions of this Agreement.

         9.8 Relationship. The relationship between the parties created by this Agreement is that of independent contractors and not partners, joint venturers or agents.

         9.9 Headings. Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

         9.10. Audit. SunGard may, at its expense and by giving reasonable advance written notice to Customer, enter Customer locations during normal business hours and audit the number of copies of the Documentation in Customer's possession, the scope of use and information pertaining to Customer's compliance with the provisions of Sections 1, 7 or 9.3(c). If SunGard discovers that there is an unauthorized scope of use or that Customer is not in compliance with the provisions of Sections 1, 7 or 9.3(c) in any material respect, then Customer shall reimburse SunGard for the expenses incurred by SunGard in conducting the audit.

         9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this Agreement is executed via facsimile, each party hereto shall provide the other party with an original executed signature page within five (5) days following the execution of this Agreement.

         9.12 Jurisdiction and Process. In any action relating to this Agreement, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York (b) each of the parties irrevocably waives the right to trial by jury, (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which the party is to receive notice in accordance with Section 9.1, and (d) the prevailing party shall be entitled to recover its reasonable attorney's fees (including, if applicable, charges for in-house counsel), court costs and other legal expenses from the other party.

         9.13 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING CHOICE OF LAW.

SCHEDULE A
TO REMOTE PROCESSING AGREEMENT

                               DATED June 10, 2003

                         SYSTEM AND RELATED INFORMATION

--------------------------------------------------------------------------------

SYSTEM:     Phase3 System
            Including those Functionality Requirements set forth in Exhibit A1



DOCUMENTATION (INITIAL COPY TO INCLUDE THE FOLLOWING):
            Phase3 Reference Manuals
            Phase3 Report Manuals
            Release Notes
            User Memos




MONTHLY FEE PAYMENT START DATE: LIVE DATE, as defined in Section 8.1. SunGard shall use all reasonable efforts to ensure that the Live Date occurs by November 15, 2003.





SPECIFIED CONFIGURATION:   3270 RUMBA
                           7.0 EMULATION SOFTWARE
                           INTERNET EXPLORER VERSION 5.5 OR HIGHER




ADDRESS FOR INVOICES:      Gabriel Ricciardelli
                           TradeStation Securities
                           8050 SW 10th Street, Suite 2000
                           Plantation, FL  33324

ADDRESS FOR NOTICES:       SAME

                                  Schedule "A1"

                           Functionality Requirements


o        ACH Subsystem
o        ACATS Subsystem
o        Auto Transfer Units
o        Central Asset Accounting: pertains to ATM, ACH, MMF, Checks, etc.
         (No charge as long as PNC bank is used by R+T)
o        CNS reconciliation
o        Communications: printers, ports and any other requisite equipment
o        Customer Inquiry Positions Pricing
o        Data Retrieval Interface
o        Deposit Automation Management Interface
o        Depository Position Reconciliation--Daily w/DTC
o        Dividend Record Date Positions Reconciliation
o        Dividend Reinvestment Subsystem
o        Electronic and Paper Confirmations and Statements
o        Enhanced Institutional Delivery Subsystem
o        Fluid Segregation Reporting Subsystem
o        Fund/Serv Interface
o        G/L Module
o        Haircuts Reports
o        J.J. Kenny Interface
o        Large Option Position Reports
o        Loanet Interface
o        Margin Subsystem
o        Master Limited Partnership Transmission
o        Memo Segregation
o        Money Market/Shareholder Accounting
o        NSCC Networking: all levels
o        OATS, INSITE, Rule 382 and other regulatory reporting
o OCC Reconciliation: Omnibus relationships for options execution/clearing
o        Option Building Program
o        Option Expiration Weekend Processing
o        Periodic payments Subsystem
o Post Trade Accounting: basically NSCC, , OCC and Client reconciliation (CUSIP, settlement date, size and price)
o        Prime Broker Interface (for DVP/RVP accounts)
o        Reorganization Subsystem
o        Reorganization Notification Program
o        Automated Feed Interface: FII ( Financial Information, Inc.)
o        Safekeeping (Stock Record)
o        Sales Inquiry Subsystem

o        Same Day, T+1, T+2 (accelerated) settlement
o        Self-Directed IRA Subsystem
o        SIAC Reports
o        SWP/PAC Processing
o        Tax Lot Accounting
o        Transaction Upload Process